Exhibit 10.1

Time Inc.

2014 Omnibus Incentive Plan

Restricted Stock Units Agreement

WHEREAS, the Company has adopted the “Plan” (as defined below), the terms of which are hereby incorporated by reference and made a part of this Restricted Stock Units Agreement, including any appendices attached hereto (collectively the “Agreement”); and

WHEREAS, the Company has determined to grant the restricted stock units (the “RSUs”) provided for herein to the Grantee pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, the Company grants the RSUs subject to the following terms and conditions:

1.	Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

a)	“Cause” means, “Cause” as defined in an employment agreement between the Company or any of its Affiliates and the Grantee or, if not defined therein or if there is no such agreement, “Cause” means (i) the Grantee’s continued failure substantially to perform such Grantee’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company or any of its Affiliates to the Grantee of such failure, (ii) dishonesty in the performance of the Grantee’s duties, (iii) the Grantee’s conviction of, or plea of nolo contendere to, a crime constituting (A) a felony or equivalent crime under the laws of the United States or any state thereof or foreign country or (B) a misdemeanor or other crime involving moral turpitude, (iv) the Grantee’s insubordination, willful malfeasance or willful misconduct in connection with the Grantee’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its Affiliates, or (v) the Grantee’s breach of any non-competition, non-solicitation or confidentiality provisions to which the Grantee is subject. The determination of the Committee as to the existence of “Cause” will be conclusive on the Grantee and the Company.

b)	“Date of Grant” has the meaning assigned to such term in the Notice.

c)	“Disability” means, “Disability” as defined in an employment agreement between the Company or any of its Affiliates and the Grantee or, if not defined therein or if there shall be no such agreement, “disability” of the Grantee shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy, as in effect from time to time, to the extent that such definition also constitutes such Grantee being considered “disabled” under Section 409A(a)(2)(C) of the Code.

d)	“Employer” has the meaning assigned to such term in Section 6(a) of the Agreement.

e)	“Employment” means a Grantee’s service as (i) an employee of the Company or any of its Affiliates or (ii) a member of the Company’s board of directors. A leave of absence shall not constitute a termination of Employment if such leave of absence is approved by the Company or its Affiliate in writing; provided, that such leave of absence constitutes a bona fide leave of absence and not a “separation from service” under Treas. Reg. 1.409A-1(h)(1)(i). Employment shall continue if a Grantee transfers (including a termination with an immediate rehire) between the Company and/or one of its Affiliates without a break in service. For purpose of the Plan, unless otherwise provided in an employment agreement between the Grantee and the Company or an Affiliate, a Grantee shall not be deemed to be providing services during any statutory or common-law notice period or any period of “garden leave” mandated under employment laws. The Committee will have sole discretion to determine whether a Grantee has ceased to provide services and the effective date on which the Grantee ceased to provide services.

f)	“Good Reason” means “Good Reason” as defined in an employment agreement between the Company or any of its Affiliates and the Grantee or, if not defined therein or if there is no such agreement, “Good Reason” means (i) the failure of the Company to pay or cause to be paid the Grantee’s base salary or annual bonus when due or (ii) any substantial and sustained diminution in the Grantee’s authority or responsibilities materially inconsistent with the Grantee’s position; provided that either of the events described in clauses (i) and (ii) will constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Grantee of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” will cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or the Grantee’s knowledge thereof, unless the Grantee has given the Company written notice of his or her termination of employment for Good Reason prior to such date.

g)	“Grantee” means the individual to whom this grant of RSUs has been awarded pursuant to the Plan.

h)	“Notice” means (i) the Notice of Grant of Restricted Stock Units that accompanies this Agreement, if this Agreement is delivered to the Grantee in “hard copy,” and (ii) the screen display of the website for the stock plan administration with the heading “Vesting Schedule and Details” or a substantially similar heading, which contains the details of the grant governed by this Agreement, if this Agreement is delivered electronically to the Grantee.

i)	“Plan” means the equity plan maintained by the Company that is specified in the Notice, which equity plan has been provided to the Grantee separately and forms a part of this Agreement, as such plan may be amended, supplemented or modified from time to time.

j)	“Retirement” means a voluntary termination of Employment by the Grantee following the attainment of age 55 with ten (10) or more years of Employment. The Grantee’s Employment with Time Warner and its Affiliates prior to the Distribution shall be taken into account in determining whether the Grantee satisfies the requirements for Retirement.

k)	“Severance Period” means the period following a termination of Employment during which a Grantee is entitled to receive both salary continuation payments and continued participation under the health benefit plans of the Company or any of its Affiliates, whether pursuant to a separation agreement or an employment contract with, or a severance plan or other arrangement maintained by, the Company or any Affiliate.

l)	“Tax-Related Items” has the meaning assigned to such term in Section 6(a) of the Agreement.

m)	“Vesting Date” means each vesting date set forth in the Notice.

2.	Grant of Restricted Stock Units. The Company hereby grants to the Grantee, on the terms and conditions hereinafter set forth, the number of RSUs set forth in the Notice (the “Award”). Each RSU represents the unfunded, unsecured right of the Grantee to receive a Share on the date(s) and subject to the terms and conditions specified herein. RSUs do not constitute issued and outstanding Shares for any corporate purposes and do not confer on the Grantee any right to vote on matters that are submitted to a vote of holders of Shares.

3.	[FOR REPLACEMENT AWARDS ONLY:] Dividend Equivalent Rights and Retained Distributions. While RSUs are outstanding hereunder, the Grantee shall be entitled to a Dividend Equivalent Right, which shall be paid at the time that the related dividends are paid to holders of Shares. If on any date while RSUs are outstanding hereunder the Company shall pay any dividend or make any other distribution on the Shares, in each case other than a regular cash dividend, the Grantee shall be credited with a bookkeeping entry equivalent to such dividend or distribution for each RSU held by the Grantee on the record date for such dividend or distribution, but the Company shall retain custody of all such dividends and distributions unless the Board or the Committee in its sole discretion determines that an amount equivalent to such dividend or distribution shall be paid currently to the Grantee (a “Retained Distribution”); provided, however, that if the Retained Distribution relates to a dividend paid in Shares, the Grantee shall receive an additional amount of RSUs equal to the product of (a) the aggregate number of RSUs held by the Grantee pursuant to this Agreement through the related dividend record date, multiplied by (b) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Retained Distributions will not bear interest and will be subject to the same restrictions as the RSUs to which they relate.

[FOR OTHER AWARDS ONLY:] No Dividend Equivalent Rights or Retained Distributions. The Grantee shall not be entitled to any Dividend Equivalent Rights or Retained Distributions.

4.	Vesting and Delivery of Vested Securities.

a)	Subject to the terms and provisions of the Plan and this Agreement, no later than 60 days after each Vesting Date with respect to the Award, the Company shall issue or transfer to the Grantee the number of Shares corresponding to such Vesting Date and the Retained Distributions, to the extent payable under Section 3, covered by that portion of the Award. Except as otherwise provided in Section 5, the vesting of such RSUs and any Retained Distributions relating thereto shall occur only if the Grantee’s Employment has continued from the Date of Grant through the Vesting Date.

b)	RSUs Extinguished. Upon each issuance or transfer of Shares in accordance with this Agreement, a number of RSUs equal to the number of Shares issued or transferred to the Grantee shall be extinguished and such number of RSUs will not be considered to be held by the Grantee for any purpose.

c)	Final Issuance. Shares issued or transferred upon vesting of the RSUs shall be issued in whole Shares. Upon the final issuance or transfer of Shares and Retained Distributions, if any, to the Grantee pursuant to this Agreement, in lieu of a fractional Share, the Grantee shall receive a cash payment equal to the Fair Market Value of such fractional Share.

d)	Section 409A. Notwithstanding anything else contained in this Agreement, for U.S. taxpayer Grantees, no Shares shall be issued or transferred to a Grantee before the first date on which a payment could be made without subjecting the Grantee to tax under the provisions of Section 409A.

5.	Termination of Employment. If the Grantee’s Employment terminates for any reason (regardless of the reason for such termination and whether later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is providing services) prior to the Vesting Date with respect to any portion of the Award, then except as otherwise provided in the Separation from Service Addendum or an employment agreement between the Grantee and the Company or an Affiliate, the RSUs covered by any such portion of the Award and all Retained Distributions relating thereto shall be completely forfeited on the date of any such termination.

6.	Responsibility for Taxes; Compliance with Laws; Incorporation of Plan Terms.

a)

Obligation to Pay Withholding Taxes. The Grantee acknowledges and agrees that, regardless of any action taken or failed to be taken by the Company or the Grantee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax and payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee (the “Tax-Related Items”), is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further agrees and acknowledges that the Company and the Employer (A) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting or settlement of the RSUs, the subsequent sale of any Shares acquired pursuant to such settlement, the receipt of any dividends, and the receipt of any Dividend Equivalents or Retained Distributions; and (B) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Company’s obligation to deliver the Shares subject to the RSUs and the Company’s obligation, if any, to pay any Dividend Equivalents or Retained Distributions shall be subject to payment of all Tax-Related Items by the Grantee.

b)	Satisfaction of Company’s Withholding Obligations. No later than any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items due as a result of such taxable or tax withholding event. In this regard, Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)	by requiring the Grantee to deliver a properly executed notice together with irrevocable instructions to a broker approved by the Company to sell a sufficient number of Shares to generate net proceeds (after commission and fees) equal to the Tax-Related Items and promptly deliver such amount to the Company;

(ii)	by requiring or allowing the Grantee to pay the Tax-Related Items in cash or by check;

(iii)	by deducting the Tax-Related Items from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer;

(iv)	for U.S. Grantees, by allowing the Grantee to surrender other Shares that (A) in the case of Shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Grantee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a Fair Market Value on the date of surrender equal to the Tax-Related Items;

(v)	by withholding a number of Shares to be issued upon delivery of Shares that have a Fair Market Value equal to the Tax-Related Items;

(vi)	by selling any Shares (on the Grantee’s behalf pursuant to this authorization) to the extent required to pay the Tax-Related Items; or

(vii)	by such other means or method as the Committee in its sole discretion and without notice to the Grantee deems appropriate;

provided, however, that if the Grantee is a Section 16 officer of the Company, within the meaning of the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case the obligation for Tax-Related Items may be satisfied by one or a combination of the other methods above.

Depending on the withholding method, the Company shall withhold or account for Tax-Related Items by considering (x) applicable minimum statutory withholding rates if withholding is in Shares or (y) if withholding is not in Shares but by another means, other applicable withholding rates, including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the vested RSU, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

The Company may satisfy its obligation to withhold the Tax-Related Items on Dividend Equivalents, and Retained Distributions (in each case, to the extent payable pursuant to Section 3) by withholding a sufficient amount from the payment or by such other means as the Committee in its sole discretion and without notice to the Grantee deems appropriate, including withholding from salary or other amounts payable to the Grantee, Shares or cash having a value sufficient to satisfy the withholding obligation for Tax-Related Items.

The Company will not issue any Shares, or pay any Dividend Equivalents or Retained Distributions to the Grantee unless and until the Grantee satisfies its obligations for Tax-Related Items.

c)	Compliance with Applicable Laws. The Committee may also require the Grantee to acknowledge that he or she shall not sell or transfer Shares except in compliance with all applicable securities and exchange control laws, and may apply such other restrictions on the sale or transfer of the Shares as it deems appropriate.

d)

Changes in Capitalization and Government and Other Regulations. The Award shall be subject to all of the terms and provisions as provided in this Agreement and in the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 4 of the Plan

(generally relating to adjustments to the number of Shares subject to the Award, upon certain changes in capitalization and certain reorganizations and other transactions).

7.	Forfeiture; Waiver. A breach of any of the foregoing restrictions or a breach of any of the other restrictions, terms and conditions of the Plan or this Agreement, with respect to any of the RSUs or any Dividend Equivalents and Retained Distributions relating thereto, except as waived by the Board or the Committee, will cause a forfeiture of such RSUs and any Dividend Equivalents or Retained Distributions relating thereto. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other grantee.

8.	Right of Company to Terminate Employment. Nothing contained in the Plan or this Agreement shall confer on the Grantee any right to continued Employment and the Company and any of its Affiliates shall have the right to terminate the Employment of the Grantee at any such time, with or without Cause, notwithstanding the fact that some or all of the RSUs and related Retained Distributions covered by this Agreement may be forfeited as a result of such termination. The granting of the RSUs under this Agreement shall not confer on the Grantee any right to any future Awards under the Plan.

9.	Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to Time Inc., at 1271 Avenue of the Americas, New York, NY 10020, attention Stock Plan Administration and to the Grantee at his or her address, as it is shown on the records of the Company or its Affiliate, or in either case to such other address as the Company or the Grantee, as the case may be, by notice to the other may designate in writing from time to time.

10.	Interpretation and Amendments. The Committee has plenary authority to interpret this Agreement and the Plan, to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan.

11.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Grantee and his or her legatees, distributees and personal representatives.

12.	Copy of the Plan and Documents. By accepting this Award, the Grantee agrees and acknowledges that he or she has received and had an opportunity to read a copy of the Plan. The Grantee acknowledges and agrees that the Grantee may be entitled from time to time to receive certain other documents related to the Company, including the Company’s annual report to Shareholders and proxy statement related to its annual meeting of Shareholders (which become available each year approximately three months after the end of the calendar year), and the Grantee consents to receive such documents electronically through the Internet or as the Company otherwise directs.

13.	Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

14.	Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.

15.	Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the state courts of the State of New York located in the County of New York and the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to Section 9 hereof.

16.	Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other RSU grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Grantee understands that Data will be transferred to Fidelity Stock Plan Services, LLC or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the Company, Fidelity Stock Plan Services, LLC and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. If the Grantee resides outside the U.S., the Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the Grantee RSUs or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

17.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

18.	Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.	Appendices For Non-U.S. Grantees. Notwithstanding any provisions in this Agreement, Grantees residing and/or working outside the United States shall be subject to the Terms and Conditions for Non-U.S. Grantees attached hereto as Appendix A and to any Country-Specific Terms and Conditions for the Grantee’s country attached hereto as Appendix B. If the Grantee relocates from the United States to another country, the Terms and Conditions for Non-U.S. Grantees and the applicable Country-Specific Terms and Conditions will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Moreover, if the Grantee relocates between any of the countries included in the Country-Specific Terms and Conditions, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Terms and Conditions for Non-U.S. Grantees and the Country-Specific Terms and Conditions constitute part of this Agreement.

20.	Rejection of Award. If the Grantee does not wish to receive this Award and/or does not consent and agree to the terms and conditions upon which this Award is offered, as set forth in the Plan and this Agreement, including the Appendices A and B attached hereto, then the Grantee must reject the Award by notifying the Company at Mitch.Sussis@timeinc.com or 1271 Avenue of the Americas, New York, NY 10020, attention Mitch Sussis, Deputy General Counsel (Securities) no later than 60 days following the Date of Grant, in which case the Award will be cancelled. The Grantee’s failure to notify the Company of his or her rejection of the Award within this specified period will constitute the Grantee’s acceptance of the Award and the terms and conditions upon which the Award is offered, as set forth in the Plan and this Agreement, including the Appendices A and B attached hereto.

[FOR REPLACEMENT AWARDS]

Separation from Service Addendum

The following terms and conditions shall apply to a Grantee’s RSUs unless the Grantee is party to a written agreement with the Company or one of its Affiliates that provides for different treatment. Where no such other agreement exists, a Grantee whose Employment with the Company or any of its Affiliates terminates shall have no claim against the Company with respect to the RSUs and related Retained Distributions, other than as set forth in this Addendum, and this Addendum shall be the Grantee’s sole basis for any remedy under this Award related to such termination of Employment. A termination of Employment shall not be deemed to have occurred for purposes of any provision of this Addendum (or Agreement) providing for the delivery of any Shares or payment of any Retained Distributions or other amounts subject to Section 409A upon or following a termination of Employment until such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Addendum (or Agreement), references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

Event Triggering Employment Termination	Vesting Acceleration on Employment Termination

Disability, death, Retirement: If the Grantee’s Employment terminates on account of Grantee’s Disability, death, or Retirement then:

Full vesting.

The RSUs for which a Vesting Date has not yet occurred and any Retained Distributions relating thereto shall, to the extent the RSUs were not extinguished prior to such termination of Employment, fully vest on the date of any such termination of Employment, and Shares subject to the RSUs shall be issued or transferred to the Grantee or his or her heirs, as soon as practicable, but no later than 60 days, following such termination of Employment.

Termination of Employment without Cause: If the Company terminates the Grantee’s Employment without Cause (other than due to Disability, death or Retirement) prior to a Vesting Date with respect to any portion of the Award, then, except as provided below with respect to such termination following a Change in Control:

Partial vesting.

The RSUs that were scheduled to vest on any Vesting Dates that occur during a Severance Period and any Retained Distributions relating thereto will fully vest.

In addition, for Replacement RSU Awards granted in respect of forfeited Time Warner RSU Awards, as designated by the Committee, a “pro rata portion” of the RSUs that were scheduled to vest on the Vesting Date, if any, after the end of a Severance Period (or after the termination of Employment if there is no Severance Period), and any Retained Distributions relating thereto, shall, to the extent the RSUs were not extinguished or forfeited prior to such termination of Employment, become vested.

The pro rata portion of the RSUs scheduled to vest on the Vesting Date, if any, after the end of a Severance Period (or after the termination of Employment if there is no Severance Period) shall be determined as follows:

(x) the number of RSUs covered by the portion of the Award that were scheduled to vest on such Vesting Date, multiplied by;

Event Triggering Employment Termination	Vesting Acceleration on Employment Termination

(y) a fraction, the numerator of which shall be the number of days from the last Vesting Date (or the Date of Grant if there was no prior Vesting Date) during which the Participant either remained in Employment or was within a covered Severance Period, and the denominator of which shall be the number of days from the last Vesting Date (or the Date of Grant if there was no prior Vesting Date) through such Vesting Date.

If the product of (x) and (y) results in a fractional share, such fractional share shall be rounded up to the next higher whole share.

Except as set forth above, the RSUs and any Retained Distributions related thereto that have not vested shall be completely forfeited on the date of any such termination.

Shares subject to the vested RSUs shall be issued or transferred to the Grantee as soon as practicable, but no later than 60 days, following such termination of Employment.

Change in Control: If, (i) within twelve (12) months following the date of a “Change in Control”, the Grantee’s Employment terminates without Cause or due to Grantee’s resignation for Good Reason, in either case, prior to the Vesting Date with respect to any portion of the Award, and (ii) the Grantee does not satisfy the requirement for termination as a result of Retirement, death or Disability on the date of such termination of Employment (in which cases, the treatment would be as specified above), then

Full vesting (subject to net after tax benefit rule).

The RSUs for which a Vesting Date has not yet occurred and all Retained Distributions relating thereto shall, to the extent the RSUs were not extinguished prior to such termination of Employment, fully vest unless the accelerated amount would be subject to an excise tax under Section 280G of the Code in which case the portion of the RSUs that vest will be reduced to the extent such reduction results in a greater net after tax benefit to the Grantee.

Shares subject to the vested RSUs and all Retained Distributions relating thereto shall be issued or transferred to the Grantee as soon as practicable, but no later than 60 days, following such termination of Employment.

Other Termination of Employment: If the Grantee’s Employment terminates prior to the Vesting Date with respect to any portion of the Award for any reason not explicitly set forth above, then:

No vesting acceleration.

The RSUs covered by any unvested portion of the Award and all Retained Distributions relating thereto shall be completely forfeited on the date of the termination of Employment.

[FOR NON-REPLACEMENT AWARDS]

Separation from Service Addendum

The following terms and conditions shall apply to a Grantee’s RSUs unless the Grantee is party to a written agreement with the Company or one of its Affiliates that provides for different treatment. Where no such other agreement exists, a Grantee whose Employment with the Company or any of its Affiliates terminates shall have no claim against the Company with respect to the RSUs and related Retained Distributions, other than as set forth in this Addendum, and this Addendum shall be the Grantee’s sole basis for any remedy under this Award related to such termination of Employment. A termination of Employment shall not be deemed to have occurred for purposes of any provision of this Addendum (or Agreement) providing for the delivery of any Shares or payment of any Retained Distributions or other amounts subject to Section 409A upon or following a termination of Employment until such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Addendum (or Agreement), references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

Event Triggering Employment Termination	Vesting Acceleration on Employment Termination

Disability, death: If the Grantee’s Employment terminates on account of Grantee’s Disability or death, then:

Full vesting.

The RSUs for which a Vesting Date has not yet occurred and any Retained Distributions relating thereto shall, to the extent the RSUs were not extinguished prior to such termination of Employment, fully vest on the date of any such termination of Employment, and Shares subject to the RSUs shall be issued or transferred to the Grantee or his or her heirs, as soon as practicable, but no later than 60 days, following such termination of Employment.

Change in Control: If, (i) within twelve (12) months following the date of a Change in Control, the Grantee’s Employment terminates without Cause or due to Grantee’s resignation for Good Reason, in either case, prior to the Vesting Date with respect to any portion of the Award, and (ii) the Grantee does not satisfy the requirement of termination of Employment as a result of death or Disability as of the date of such termination of Employment (in which cases, the treatment would be as specified above), then

Full vesting (subject to net after tax benefit rule).

The RSUs for which a Vesting Date has not yet occurred, to the extent the RSUs were not extinguished prior to such termination of Employment, shall fully vest unless the accelerated amount would be subject to an excise tax under Section 280G of the Code in which case the portion of the RSUs that vest will be reduced to the extent such reduction results in a greater net after tax benefit to the Grantee

Shares subject to the vested RSUs shall be issued or transferred to the Grantee as soon as practicable, but no later than 60 days, following such termination of Employment.

Other Termination of Employment: If the Grantee’s Employment terminates prior to the Vesting Date with respect to any portion of the Award for any reason not explicitly set forth above, then:

No vesting acceleration.

The RSUs covered by any unvested portion of the Award and all Retained Distributions relating thereto shall be completely forfeited on the date of the termination of Employment.

APPENDIX A

Time, Inc.

2014 Omnibus Incentive Plan

Restricted Stock Units Agreement

Terms and Conditions for Non-U.S. Grantees

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan and the Restricted Stock Units Agreement.

1.	Nature of Grant. In accepting the grant of the RSUs, the Grantee acknowledges, understands and agrees that:

a)	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b)	the grant of the RSU is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

c)	all decisions with respect to future RSU or other grants, if any, will be at the sole discretion of the Company;

d)	the RSU grant and the Grantee’s participation in the Plan shall not create a right to Employment or be interpreted as forming an employment or services contract with the Company, the Employer or any Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate, as applicable, to terminate the Grantee’s Employment;

e)	the Grantee is voluntarily participating in the Plan;

f)	the RSU and the Shares subject to the RSU are not intended to replace any pension rights or compensation;

g)	the RSU and the Shares subject to the RSU, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

h)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

i)	no claim or entitlement to compensation or damages shall arise from forfeiture of the RSU resulting from the termination of the Grantee’s Employment, and in consideration of the grant of the RSU to which the Grantee is otherwise not entitled, the Grantee irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries or Affiliates or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its subsidiaries and affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

j)	the Grantee acknowledges and agrees that neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the RSU or of any amounts due to the Grantee pursuant to the settlement of the RSU or the subsequent sale of any Shares acquired upon settlement.

2.	Insider Trading Restrictions/Market Abuse Laws. The Grantee acknowledges that, depending on his or her country of residence, the Grantee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the Grantee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

3.	Language. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

APPENDIX B

Time, Inc.

2014 Omnibus Incentive Plan

Restricted Stock Units Agreement

Country-Specific Terms and Conditions

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan, the Restricted Stock Units Agreement and the Terms and Conditions for Non-U.S. Grantees.

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the RSUs if the Grantee resides and/or works in one of the countries listed below. If the Grantee is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Grantee is currently residing and/or working or if the Grantee moves to another country after receiving the grant of the RSUs, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Grantee.

Notifications

This Appendix B also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information in this Appendix B as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time that the RSUs vest or the Grantee sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation and the Company is not in a position to assure the Grantee of a particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s situation.

If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently residing and/or working (or if the Grantee is considered as such for local law purposes) or if the Grantee moves to another country after receiving the grant of the RSUs, the information contained herein may not be applicable to the Grantee in the same manner.

CANADA

Terms and Conditions

Responsibility for Taxes. This section supplements Section 6 of the Agreement.

Notwithstanding anything to the contrary in this section or the Agreement, Canadian Grantees shall not be permitted to pay Tax-Related Items by surrendering previously acquired Shares to the Company.

Termination of Employment/Nature of Grant. This section supplements the definition of “Employment “ in Section 1(c) and Section 5 of the Agreement and Conditions for Non-U.S. Grantees.

The Grantee understands and agrees that the Grantee’s Employment shall be deemed to cease as of: (i) the date the Grantee is no longer actively employed by the Employer or (ii) if earlier, the date the Grantee receives notice of termination of employment from the Employer, in each case regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law). The Grantee further understands that the Board (or the Committee) shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Plan and the effective date on which the Grantee ceased to provide services.

The following provisions will apply if the Grantee is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy. This provision supplements the Data Privacy section of the Agreement:

The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Grantee further authorizes the Company, any Subsidiary or Affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Grantee further authorizes the Company, any Subsidiary or Affiliate and the administrator of the Plan to record such information and to keep such information in his or her employee file.

Notifications

Securities Law Information. The Grantee acknowledges that the Grantee is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the NYSE).

Foreign Asset /Account Reporting Information. The Grantee understands that the Grantee is required to report any foreign property (including Shares acquired under the Plan) on form T1135 (Foreign Income Verification Statement) if the total value of the Grantee’s foreign property exceeds C$100,000 at any time in the year. The Grantee understands that the form must be filed by April 30 of the following year and acknowledges that the Grantee has been advised to consult the Grantee’s personal legal advisor to ensure compliance with applicable reporting obligations.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported electronically to the German Federal Bank (Bundesbank). In the case of payments made or received in connection with securities (including proceeds realized upon the sale of Shares, dividends, Dividend Equivalents, Retained Distributions), the report must be made by the 5th day of the month following the month in which the payment was made or received. The form of the report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Grantee understands that if the Grantee makes or receives a payment in excess of this amount, the Grantee is responsible for complying with applicable reporting requirements.

HONG KONG

Notifications

Securities Law Notification. WARNING: The offer of RSUs and the Shares under the terms of the Agreement does not constitute a public offering of securities, and it is only available for employees of the Company or any of its Subsidiaries or Affiliates participating in the Plan.

Please be aware that the contents of the Agreement, including Appendices A and B, and the Plan, and other incidental communication materials related to the RSUs have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable companies and securities legislation in Hong Kong, and the documents have not been reviewed by any regulatory authority in Hong Kong. The RSUs, the Agreement, including Appendices A and B, and the Plan, and any incidental communication materials are intended solely for the personal use of the Grantee and may not be distributed to any other person. The Grantee is advised to exercise caution in relation to this offer of RSUs under the Plan. If the Grantee is in any doubt about any of the contents of the Agreement, including Appendices A and B, or the Plan, or any incidental communication materials, Grantee should obtain independent professional advice.

Occupational Retirement Schemes Ordinance Notification. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

INDIA

Notifications

Exchange Control Notification. The Grantee must repatriate any funds received pursuant to the Plan (e.g., proceeds from the sale of Shares, dividends, Dividend Equivalents, Retained Distributions) to India within 90 days of receipt. The Grantee should obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where the Grantee deposits the foreign currency. The Grantee should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. The Grantee is also responsible for complying with any other exchange control laws in India that may apply to the RSUs or the Shares acquired under the Plan.

Foreign Asset/Account Reporting Notification. The Grantee is required to declare any foreign bank accounts and any foreign financial assets (including Shares acquired under the Plan, proceeds from the sale of Shares and, possibly, the RSUs) in the Grantee’s annual tax return.

NETHERLANDS

There are no country-specific provisions.

SWITZERLAND

Notifications

Securities Law Information. The offer of the RSUs is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following provisions supplement Section 6 of the Agreement:

If payment or withholding of the income tax due in connection with the Award is not made within ninety (90) days of any event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Grantee to the Employer, effective on the Due Date. The Grantee agrees that the loan will bear interest at the official rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by the Grantee, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in Section 6 of the Agreement or otherwise permitted under the Plan. The Grantee authorizes the Company to delay the issuance of any Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if the Grantee is an executive officer or director (as within the meaning of section 13(k) of the Exchange Act), the Grantee shall not be eligible for a loan to cover the income tax due as described above. In the event that the Grantee is an executive officer or director and Tax-Related Items are not collected from or paid by the Grantee by the Due Date, the amount of any uncollected Tax-Related Items may constitute a benefit to the Grantee on which additional income tax and national insurance contributions may be payable. the Grantee acknowledges that the Grantee ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any national insurance contribution due on this additional benefit. The Grantee further acknowledges that the Company or the Employer may recover such amounts from the Grantee by any of the means referred to in Section 6 of the Agreement, or otherwise permitted under the Plan.

[FOR NON-REPLACEMENT AWARDS: Joint Election. As a condition of the Grantee’s participation in the Plan, the Grantee agrees to accept any liability for secondary Class 1 national insurance contributions which may be payable by the Company and/or the Employer in connection with the RSUs and any event giving rise to Tax-Related Items (the “Employer’s NICs”). Without limitation to the foregoing, the Grantee agrees to enter into a joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s NICs to the Grantee. The Grantee further agrees to execute such other joint elections as may be required between the Grantee and any successor to the Company and/or the Employer. The Grantee further agrees that the Company and/or the Employer may collect the Employer’s NICs from him or her by any of the means set forth in Section 6 of the Agreement.

If the Grantee does not complete the Joint Election prior to vesting of the RSUs, or if approval of the Joint Election is withdrawn by HMRC and a new Joint Election is not entered into, the RSUs shall become null and void and will not vest, without any liability to the Company or the Employer.]